Exhibit 10.1

ABOVENET, INC.

AMENDED AND RESTATED
2010 EMPLOYEE STOCK PURCHASE PLAN
(as of August 24, 2010)

1.	Purpose

The AboveNet, Inc. Amended and Restated 2010 Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of AboveNet, Inc. (the “Company”) and its Designated Subsidiaries will have an opportunity to acquire a proprietary interest in the Company by the purchase of shares of the Company’s Common Stock to be funded through payroll deductions.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that Section of the Code and applicable guidance and regulations issued thereunder.

2.	Eligible Employees

(a)
All Employees of the Company and any of its Designated Subsidiaries (each such entity being referred to as a “Participating Employer”) who have completed at least ninety (90) days of employment with a Participating Employer on or before the first day of the applicable Offering Period (as defined in Section 4 below) shall be eligible to receive Options under this Plan to purchase the Company’s Common Stock.

(b)	Notwithstanding the foregoing, the following Employees shall not be eligible to participate in the Plan or any Offering under the Plan, as applicable:

(i)
any Employee who, immediately after the Option is granted, would own Common Stock and/or outstanding options to purchase Common Stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation as the terms “parent corporation” and “subsidiary corporation” are defined in Sections 424(e) and (f) of the Code.  For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; and

(ii)
any officers of the Company or its Designated Subsidiaries subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, provided the exclusion is applied in an identical manner to all such officers; and

(iii)
employees who are citizens or residents of a foreign jurisdiction if the grant of an Option under the Plan or an Offering to such individual is prohibited under the laws of the foreign jurisdiction; or compliance with the laws of the foreign jurisdiction would cause the Plan or Offering to violate the requirements of Section 423 of the Code.

3.	Stock Subject to the Plan

The stock available for purchase hereunder shall be shares of the Company’s authorized but unissued Common Stock or Common Stock reacquired by the Company, including shares repurchased by the Company in the open market.  The aggregate number of shares that may be issued pursuant to the Plan is 300,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, and the like.  If the number of shares of Common Stock reserved and available for any Offering Period (as defined below) is insufficient to satisfy all purchase requirements for that Offering Period, the reserved and available shares for that Offering Period shall be apportioned among Participants in proportion to their Options.  If any Options granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Option shall again become available for issuance under the Plan.

4.	Offering Periods and Options

(a)
While the Plan is in effect, one offering period during which payroll deductions will be accumulated under the Plan (the “Offering Period”) shall commence in each calendar year, unless otherwise determined by the Committee.  The Offering Period shall commence on January 16 and end on the following November 15, provided that, in 2010, the Offering Period shall commence on September 1, 2010 and end on November 15, 2010.  The Committee may in its sole and absolute discretion provide for additional, fewer or other Offering Periods, provided that no Offering Period shall exceed twenty-seven (27) months or violate any other limitation imposed by Section 423 of the Code.  The Offering Commencement Date is the first day of each Offering Period.  The Offering Termination Date the last business day of the Offering Period.

(b)
On each Offering Commencement Date, the Company will grant to each Eligible Employee who is then a Participant in the Plan an Option to purchase on the Offering Termination Date at the Option Exercise Price, as provided in this paragraph (b), that number of whole shares of Common Stock reserved for the purpose of the Plan which his or her accumulated payroll deductions determined on the Offering Termination Date (including any amount carried forward pursuant to Section 8 hereof) will purchase at the Option Exercise Price; provided that such Employee remains eligible to participate in the Plan throughout such Offering Period.  The Option Exercise Price for each Offering Period shall be eighty-five percent (85%) of the Fair Market Value of the Common Stock on (i) the Offering Commencement Date or (ii) the Offering Termination Date, whichever is lower.  In the event of an increase or decrease in the number of outstanding shares of Common Stock through  stock split-ups, reclassifications, stock dividends, and the like, an appropriate adjustment shall be made in accordance with the provisions of Section 23.

(c)
For purposes of this Plan, the term “Fair Market Value” on any date means, if the Common Stock is listed on a national securities exchange, the closing price of the Common Stock on such date on such exchange or, if the Common Stock is traded in the over-the-counter securities market and reported on the over-the-counter bulletin board market (“OTCBB”), the closing price for such shares on the OTCBB.  If no shares of Common Stock are traded on the Offering Commencement Date and/or the Offering Termination Date, the Fair Market Value will be determined by taking the closing price on the immediately preceding business day on which shares of Common Stock are traded.

(d)	For Purposes of this Plan the term “business day” as used herein means a day on which there is trading on the national securities exchange on which the Common Stock is listed.

(e)
No Employee shall be granted an option that permits his right to purchase Common Stock under the Plan and any other Section 423 plans of the Company or any parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such stock (determined as of the Offering Commencement Date) for each calendar year in which such option is outstanding at any time.  The preceding sentence shall comply, and be construed in accordance, with Section 423(b)(8) of the Code and regulations issued thereunder.

Except as otherwise provided in applicable regulations or other applicable guidance, all Employees granted Options under the Plan shall have the same rights and privileges with respect to such Options.  The provisions applicable to one Option under an Offering (such as the provisions relating to the method of payment for the Common Stock and the determination of the Option Exercise Price) must apply to all other Options under the Offering in the same manner.

5.	Exercise of Option

Each Eligible Employee who continues to be a Participant in the Plan on the Offering Termination Date shall be deemed automatically to have exercised his or her Option on such date and shall be deemed to have purchased from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date, plus any amount carried forward pursuant to Section 8 hereof, will purchase at the Option Exercise Price, but in no event may an Employee purchase more than 100 shares of Common Stock with respect to the 2010 Offering Period and no more than 200 shares of Common Stock with respect to any subsequent Offering Period(s) in a subsequent calendar year, subject to the further limitations set forth in Section 4(e).  If a Participant is not an Employee on the Offering Termination Date and throughout the Offering Period, he or she shall not be entitled to exercise his or her Option.  All Options issued under the Plan shall, unless exercised as set forth herein, expire at the end of the Offering Termination Date with respect to the Offering Period during which such Options were issued.

6.	Authorization for Entering Plan

(a)
An Eligible Employee may enter the Plan and become a Participant by filling out, signing and delivering to the Chief Financial Officer of the Company or his designee an authorization (“Authorization”):

(i)
stating the whole percentage or amount of Compensation to be deducted from his or her Compensation by the Company (or the Designated Subsidiary) employing such Participant on each payday covering the Offering Period;

(ii)	authorizing the purchase of Common Stock for him or her in each Offering Period on the Offer Termination Date in accordance with the terms of the Plan;

(iii)	specifying the exact name in which Common Stock purchased for him or her is to be issued in accordance with Section 11 hereof; and

(iv)	at the discretion of the Employee in accordance with Section 14, designating a beneficiary who is to receive any Common Stock and/or cash in the event of his or her death.

Such Authorization must be received by the Chief Financial Officer of the Company or his designee at least ten (10) business days or such shorter time period as determined by the Company in its sole discretion before an Offering Commencement Date.

(b)
The Participating Employer will accumulate and hold for the Participant’s Account the amounts deducted from his or her Compensation.  Such Account shall be a separate bookkeeping account maintained by the Participating Employer for each Participant, and the amount of each Participant’s payroll deductions shall be credited to such Account.  No interest will accrue or be paid thereon.  Participants may not make any separate contributions into their Account.  Payroll deductions shall not be held in any segregated trust fund and may be commingled with the general assets of the Participating Employer and used for general corporate purposes.

(c)
Unless the Participant files a new Authorization (in accordance with Section 9), withdraws from the Plan, ceases to be an Eligible Employee or terminates his or her employment, such Authorization will continue in effect for each subsequent Offering Period as long as the Plan remains in effect.

7.	Maximum Amount of Payroll Deductions

A Participant may authorize payroll deductions from his or her Compensation in effect during an Offering Period; provided that the maximum percentage or amount shall not exceed the amount set forth in Section 4(e) hereof and shall be reduced, as necessary, to comply with such limit.  If, after giving effect to other authorized payroll deductions, the Participant does not have a sufficient amount of Compensation available to cover the full amount of his or her elected payroll deduction for Common Stock purchases under the Plan, the payroll deduction rate will be reduced to the amount available for that applicable pay period or periods and the elected rate will be reinstated when/if the Participant has the requisite amount of available Compensation to do so. The Participant shall not be entitled to any accelerated or increased deduction rates for any missed deductions.

8.	Unused Payroll Deductions

Only whole shares of Common Stock may be purchased.  Any balance remaining in a Participant’s Account after a purchase, which is insufficient to purchase a whole share of Common Stock at the Option Exercise Price, will be reported to the Participant and will, in the sole discretion of the Company, either be (i) carried forward to the next Offering Period or (ii) refunded to the Participant in the next applicable payroll period.  However, in no event will the amount of the unused payroll deductions carried forward from a payroll period exceed the Option Exercise Price per share for the preceding Offering Period.  If for any Offering Period the amount of unused payroll deductions should exceed the Option Exercise Price per share, the amount of the excess for any Participant shall be refunded to such Participant, without interest.

9.	Change in Payroll Deductions

A Participant may increase or decrease the amount of his or her payroll deductions, effective with respect to the next Offering Period, by filling out, signing and delivering to the Chief Financial Officer of the Company or his designees a new Authorization at least ten (10) business days before the commencement of such next Offering Commencement Date; provided, however, that upon the consent of the Committee, a Participant may change his or her payroll deduction at any time prior to the applicable Offering Commencement Date.  An Employee may not increase or decrease his Payroll Deductions with respect to an on-going Offering Period.

10.	Withdrawal from the Plan

(a)
A Participant may withdraw from the Plan and withdraw all but not less than all of the payroll deductions credited to his or her Account under the Plan prior to an Offering Termination Date by delivering a notice to the Chief Financial Officer of the Company or his designee (a “Withdrawal Notice”) at least ten days prior to such Offering Termination Date, in which event the Company will promptly refund without interest the entire balance of such Employee’s deductions not theretofore used to purchase Common Stock under the Plan.

(b)
If the Participant withdraws from the Plan, his purchase rights under the Plan will be terminated and no further payroll deductions will be made.  To re-enter the Plan, such an Employee must file a new Authorization at least ten (10) business days before the next Offering Commencement Date.  Such Authorization will become effective for the Offering Period that commences on such Offering Commencement Date.

11.	Issuance of Stock

The Committee may in its sole discretion retain an Agent to act as the agent of the Company with regard to the administration of the Plan.  As soon as administratively feasible following Option exercise, the Committee shall cause the Company to issue Common Stock in book entry form for the benefit of each Participant and the Company and/or the Agent shall make an entry on its books and records indicating that the shares of Common Stock purchased in connection with such exercise have been duly issued to each Participant.  Notwithstanding the foregoing, the Committee in its discretion may instead deliver certificates representing the shares of Common Stock issued to Participants. A Participant shall have the right at any time to request in writing a certificate or certificates for all or a portion of the whole shares of Common Stock purchased hereunder for his/her Account held in book entry form.  Following receipt of such request, the Company or the Agent shall cause the Company’s transfer agent to deliver such certificate(s) to the Participant.  Common Stock purchased under the Plan will be issued only in the name of the Participant or, if the Participant’s Authorization specifies, in the name of the Participant and another person of legal age (to hold property) as joint tenants with rights of survivorship.

The Participant shall have no voting rights, or rights to dividends declared by the Company in respect of any shares covered by his or her Options hereunder until such Options have been exercised pursuant to the terms of the Plan.

The Committee, in its discretion, may impose restrictions on the transferability of shares of Common Stock acquired pursuant to this Plan and may cause to be placed on all stock certificates legends setting forth any such restrictions on transferability instructing the transfer agent to notify the Company of any transfer of such shares, and may require that any shares acquired pursuant to the Plan be held in the Participants’ book Accounts until the expiration of any restrictions.

12.	No Transfer or Assignment of Employee’s Rights

Neither payroll deductions credited to a Participant’s Account, nor any Options granted to a Participant, may be transferred or assigned to, or availed of by, any other person other than the Participant, except by will or the laws of descent and distribution.  Any Option granted to an Employee may be exercised only by him or her during his or her lifetime, except as provided in Section 13 in the event of an Employee’s death.

13.	Termination of Employee’s Rights

(a)
Except as set forth in the last paragraph of this Section 13, an Employee’s rights under the Plan will terminate when he or she terminates employment, dies, or ceases to be an Eligible Employee.  A Withdrawal Notice will be considered as having been received from the Employee on the date his or her employment ceases, and all payroll deductions not used to purchase Common Stock will be refunded.

(b)
Upon termination of the Employee’s employment because of death, the Employee’s beneficiary (as provided in Section 14) shall have the right to elect, by written notice given to the Chief Financial Officer of the Company or his designee prior to the expiration of the thirty (30) day period (or such shorter period if the next Offering Termination Date is less than 30 days after the Employee’s death) commencing with the date of the death of the Employee, either (i) to withdraw without interest, all of the payroll deductions credited to the Employee’s Account under the Plan, or (ii) to exercise the Employee’s Option for the purchase of shares of Common Stock on the next Offering Termination Date following the date of the Employee’s death for the purchase of that number of whole shares of Common Stock reserved for the purpose of the Plan which the accumulated payroll deductions in the Employee’s Account at the date of the Employee’s death will purchase at the applicable Option Exercise Price (subject to the maximum number set forth in Section 5), and any excess in such Account will be returned to said beneficiary.  In the event that no such written notice of election shall be duly received by the Chief Financial Officer of the Company or his designee, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the Participant’s Account at the date of the Participant’s death and the same will be paid promptly to said beneficiary, without interest.

14.	Designation of Beneficiary

A Participant may file a written designation of a beneficiary who is to receive any Common Stock and/or cash credited to his/her Account upon his or her death.  Such designation of beneficiary may be changed by the Participant at any time by written notice.  Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the Participant’s death of a beneficiary validly designated under the Plan, the Company shall deliver such Common Stock and/or cash to the designated beneficiary or, if none, to the  executor or administrator of the estate of the Participant, or if, to the knowledge of the Company, no such executor or administrator has been appointed, the Company, in the discretion of the Committee, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Committee may designate.  No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Common Stock or cash credited to the Participant under the Plan.

15.	Termination and Amendments to Plan

(a)
The Plan may be terminated at any time by the Company’s Board of Directors.  Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded without interest.

(b)
The Board of Directors reserves the right to amend the Plan from time to time in any respect; provided, however, that no amendment shall be effective without stockholder approval if the amendment would (a) increase the aggregate number of shares of Common Stock to be offered under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as a stock dividend or stock split), or (b) change the designation of corporations whose Employees may be offered Options under the Plan, expressly provided, however, that the Committee may, without stockholder approval, designate participating subsidiaries and other affiliates in accordance with Section 18 including, without limitation, those corporations becoming affiliated with the Company after the adoption and approval of the Plan.  The Committee may also amend the Plan from time to time in a manner consistent with the Board’s power to amend, suspend or discontinue the Plan.

16.	Sale of Stock Purchased Under the Plan and Tax Withholding

(a)
Any Participant who sells or otherwise transfers shares purchased under the Plan within two (2) years after the beginning of the Offering Commencement Period in which the shares were purchased must, within thirty (30) days of such transfer notify the Chief Financial Officer of the Company or his designee in writing of such transfer, showing the number of such shares disposed of, and providing such additional information as the Company may require.

(b)
To the extent that a Participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company or other Participating Employer shall, to the extent required by applicable law, withhold amounts needed to cover such taxes from any payments otherwise due and owing to the Participant or from shares that would otherwise be issued to the Participant hereunder.

17.	Company’s Payment of Plan Expenses

The Company will bear all costs of administering and carrying out the Plan; provided, however, that a Participant shall be solely responsible for brokerage commissions related to his or her sales of shares of Common Stock acquired hereunder.

18.	Participating Subsidiaries

The term “Designated Subsidiaries” shall mean those United States or foreign subsidiaries of the Company designated by the Committee or the Board, whose Employees shall be eligible to be granted Options under the Plan.  The Board or Committee may designate a subsidiary, or terminate the designation of a subsidiary, without the approval of the stockholders of the Company.

19.	Administration of the Plan

(a)
The Plan shall be administered by the Compensation Committee of the Board of Directors.  No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.  The Committee shall have full authority to:

(i)	determine when and how Options shall be granted and the provisions of each Offering;

(ii)	designate from time to time which subsidiaries of the Company shall be eligible to participate in the Plan;

(iii)	construe and interpret the Plan and Options granted under the Plan;

(iv)	establish rules for the administration of the Plan and make administrative decisions regarding the Plan; and

(v)	remedy any defect, or omission or inconsistency in the Plan in a manner and to the extent necessary or expedient to make the Plan fully effective.

All designations, determinations, interpretations, and other decisions made by the Committee under or with respect to the Plan shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any Participant, any holder or beneficiary of any right of participation, and any employee of the Company or of any affiliate.

The Committee may delegate any one or more of its administrative functions (other than those set forth in (i) and (ii) above) to any individual(s) of its choice, in which case the use of the term “Committee” when used in reference to such functions under the Plan shall refer to such delegatee.

(b)
Promptly after the end of each Offering Period, the Company shall prepare and distribute to each Participant in the Plan a report containing the amount of the Participant’s accumulated payroll deductions as of the Offering Termination Date, the Option Exercise Price for such Offering Period, the number of shares of Common Stock purchased by the Participant with the Participant’s accumulated payroll deductions, and the amount of any unused payroll deductions either to be carried forward to the next Offering Period, or returned to the Participant without interest.

(c)
No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

20.	Shareholder Status/Employment

(a)
Neither the granting of an Option to an Employee nor the deductions from his or her pay shall confer any rights of share ownership with respect to the shares covered by such Option until such shares have been purchased by and issued to him or her.

(b)
Neither the Plan or any Option granted hereunder confers upon any Employee the right to continued employment with the Company or any of its Designated Subsidiaries, nor will an Employee’s participation in the Plan restrict or interfere in any way with the right of the Company or any of its Designated Subsidiaries to terminate the Employee’s employment at any time, unless otherwise restricted by a separate agreement between the Company and Employee.

21.	Application of Funds

The proceeds received by the Company from the sale of Common Stock upon the exercise of Options granted under the Plan may be used for any corporate purposes, and the Company shall not be obligated to segregate Participants’ payroll deductions.

22.	Governmental Regulation

The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock. In this regard, the Board of Directors or the Committee may, in its discretion, require as a condition to the exercise of any Option that a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock reserved for issuance upon exercise of the Option shall be effective.

23.	Effect of Changes of Common Stock

In the event a stock dividend, extraordinary cash dividend, spin-off, split-up, combination, exchange of shares, merger, consolidation, reorganization, recapitalization, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust the maximum number of shares available under the Plan, the number and kind of shares subject to outstanding rights to purchase, and the terms relating to the purchase price with respect to such outstanding rights and take such other actions as the Committee, in its opinion, deems appropriate under the circumstances.

24.	Merger, Liquidation or Dissolution of the Company

In the event of: (1) the Company’s dissolution or liquidation, (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group of the beneficial ownership of the Company’s securities representing at least 50% of the combined voting power entitled to vote in the election of directors; then, the Company may, in its sole discretion either: (i) terminate the Plan and return all accumulated payroll deductions to the Participants; (ii) terminate the Plan and purchase shares of Common Stock for each Participant’s Account as if the effective date of the termination were a purchase date; (iii) cause the surviving or acquiring corporation to assume outstanding rights or substitute similar rights for those under the Plan, (iv) cause such rights to continue in full force and effect; (v) use Participants’ accumulated payroll deductions to purchase Common Stock immediately prior to the transaction and terminate Participants’ rights under the then ongoing Offering Period, or (vi) use any combination of the foregoing as long as all Participants are treated similarly.

25.	Approval of Stockholders

The Plan shall be submitted for approval of the Company’s stockholders within twelve (12) months after the Plan’s adoption date.  No Options may be exercised prior to such stockholder approval.  If Company stockholders do not so approve, this Plan shall be void and without effect and any payroll deductions shall be refunded.

26.	Governing Law

To the extent not preempted by federal law, all legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of New York.

27.	Defined Terms.

(a)	“Account” means the bookkeeping account established for a Participant under the Plan to record his payroll deductions and Common Stock balance under the Plan.

(b)	“Affiliate” means any subsidiary corporation of the Company, as defined in Section 424(o) of the Code.

(c)	“Agent” means the brokerage firm, bank or other financial institution, entity or person(s) if any, engaged to act as agent of the Company or Committee with regard to the administration of the Plan.

(d)	“Authorization” means a Participant’s payroll deduction authorization with respect to an Offering Period.

(e)	“Board of Directors” means the board of directors of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Company.

(h)	“Common Stock” means the Company’s $.01 par value common stock.

(i)	“Company” means AboveNet, Inc.

(j)	“Compensation” means base salary.

(k)
“Designated Subsidiaries” means those subsidiaries of the Company that have been designated as eligible to participate in the Plan with respect to their Employees in accordance with Section 18 of the Plan.

(l)	“Eligible Employee” means any Employee who has met the eligibility requirements of Section 2 and, therefore, is eligible to participate in Offerings under the Plan.

(m)	“Employee” means any person who is employed by the Company or any one of its Designated Subsidiaries for tax purposes.

(n)	“Offering” means the grant of an option to purchase shares of Common Stock under the Plan.

(o)	“Offering Commencement Date” means a date selected by the Committee for an Offering to commence.

(p)	“Offering Period” means the period during which payroll deductions are accumulated for purchases of Common Stock under the Plan, as determined in Section 4(a).

(q)	“Offering Termination Date” means the last trading day in an Offering Period, as determined in Section 4 of the Plan.

(r)	“Option” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(s)	“Option Exercise Price” means the purchase price for the Common Stock offered under this Plan, as determined in Section 4 hereof.

(t)	“Participant” means an Eligible Employee who has executed, and not withdrawn, an Authorization with respect to an Offering Period.

ABOVENET, INC.

By:	/s/ Robert Sokota
Name: Robert Sokota
Title: Senior Vice President and General Counsel